Exhibit 10.1
Beth E. Mooney
President and Chief Operating Officer
Tel: (216) 689-0301
March 24, 2011
Mr. Henry L. Meyer III
Chairman and CEO
KeyCorp
127 Public Square
Cleveland, OH 44114
Dear Henry:
First of all, I want to thank you for all your guidance and support as I transition into becoming Chair and CEO of KeyCorp (“Key”). I very much appreciate the customer, industry and governmental introductions you have made for me and your counsel as I have become a Key Board member.
As I have discussed with you, my number one priority over my initial year as CEO is “focused execution.” I intend to devote almost all my efforts on that single priority. I believe that we have the right strategy and foundational elements in place — we just need relentless and flawless execution.
Under your leadership, Key has had an outstanding leadership role in Cleveland, the State of Ohio and the other communities and States that we serve. Also, in your 39 years at Key, you have developed a deep network of customer, industry, and community contacts. We do not want those important Key assets to diminish and I would like you to work with me to assure an orderly transition over the coming year as I devote my full attention to running the business.
Consequently, I would ask that you continue as a Key employee for an additional year from May 1, 2011 until April 30, 2012. You will not be an executive officer, but, as we have discussed, I would expect you to continue to represent Key as “Retired Chairman and CEO”. Your compensation for the period from May 1, 2011 to April 30, 2012 will be at the rate of $20,000 per month payable per Key’s normal payroll schedule.
Your responsibilities will include representing Key at community, civic and governmental organizations. You and I have agreed on the list of organizations where you will continue to be actively involved and represent Key for the coming year. Also, you will, at mutually convenient times, continue to assist in transitioning important customer and industry relationships. You will have flexibility in your schedule.

Henry L. Meyer III

I expect that you and I will work together as you transition these relationships over the coming year. However, for administrative purposes, you should work with Tom Stevens and his office. In that regard, because you will not have an office in Key Tower, should you need an office in downtown Cleveland as you perform your duties under this letter, please coordinate with Tom to arrange to use a visitor’s office.
Reference is hereby made to the Amended Employment Agreement, dated as of September 1, 2009, between Key and you (said Agreement, as amended, being herein the “Employment Agreement”). Effective May 1, 2011, all of Key’s obligations remaining to be performed or observed by it under the Employment Agreement shall be terminated except (i) to pay Base Salary (as defined in the Employment Agreement) to you through April 30, 2011, and (ii) for the obligations of Key under Sections 11, 12, 14 and 15. No termination of Key’s obligations under the Employment Agreement shall affect your rights under any plan or benefit of Key, all of which shall be governed by their respective terms except as otherwise expressly provided in this letter. While you are employed under this letter, Key will provide you the use of office space and secretarial facilities in the greater Cleveland area and reimburse you for business expenses you incur in performing your duties under this letter. Please coordinate with Tom Stevens and his office in this regard. With respect to Section 15 of the Employment Agreement, the fifth anniversary of the “Termination Date” shall be deemed to be April 30, 2016. With respect to Section 14 of the Employment Agreement, the “Termination Date” shall be the date you cease to be an employee of Key under this letter for any reason (whether voluntary or involuntary). For all purposes of the Employment Agreement, upon your employment ceasing under this letter for any reason (whether voluntary or involuntary), your employment shall not be treated as having been terminated for Cause or by a Non-approved Retirement/Resignation (with all defined terms being used as defined in the Employment Agreement). For purposes of Section 10 of the Employment Agreement, Section 10.1 shall continue to apply until April 20, 2012 and thereafter Section 10.3 shall apply until April 30, 2015.
Reference is hereby made to the stock option grant, dated June 12, 2009, made by Key to you in the amount of 900,000 Common Shares (the “Option”). Notwithstanding any contrary provision of the award instrument evidencing the Option, the plan under which the Option was granted, or the Employment Agreement (including Section 14 thereof as amended by this letter), the expiration date of the Option is hereby shortened to April 30, 2015 and, to the extent the Option has not been exercised in full before April 30, 2015, the unexercised portion of the Option shall terminate on April 30, 2015.
As an employee of Key, you will participate in the 401(k) plan and continue to be covered by all health and benefit plans to the same extent as any other employee of Key, provided, however, you will not be granted a new award of stock options or restricted stock for the 2011 Plan year. In the event that Key repays its TARP obligations and the Board subsequently adopts any long-term equity compensation program, you also will not be eligible to participate in such program. After December 31, 2011 but prior to the expiration of the term of your employment under this letter, you will be eligible to be considered by the Compensation & Organization Committee of the Key Board of Directors for a cash incentive compensation award, provided, however, that the award, if any, shall be based on your performance and the performance of Key subsequent to the repayment of TARP.
Henry, I am very excited about Key’s prospects as I assume the Chair/CEO position. Thank you for the solid foundation that you have left for me to build upon. I look forward to working with you through the continuing transition over the next year.

Henry L. Meyer III

Please indicate your agreement to this letter by signing and returning the enclosed copy.

Very truly yours,
/s/ Beth E. Mooney
Beth E. Mooney

I agree to the foregoing letter.
/s/ Henry L. Meyer III
Henry L. Meyer III
March 24, 2011